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Silver, Freedman & Taff, L.L.P.
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March 25, 2002

WRITER'S DIRECT DIAL #
(202) 295-4503

Board of Directors
Pacific Trust Bank
610 Bay Boulevard
Chula Vista, California 91910

RE:	Federal Income Tax Opinion Relating To The Conversion of Pacific Trust Bank From A Federally-Chartered Mutual Savings Bank To A Federally-Chartered Stock Savings Bank Under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, As Amended

Ladies and Gentlemen:

              In accordance with your request set forth hereinbelow is the opinion of this firm relating to the federal income tax consequences of the conversion of Pacific Trust Bank ("Bank") from a federal mutual to a federal stock institution pursuant to the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

              Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion dated March 1, 2002 (the "Plan").

              The following assumptions have been made in connection with our opinions hereinbelow:

              1.       The Conversion is implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the Conversion.

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March 25, 2002

              2.       No amount of the Deposit Accounts of Bank, as of the Eligibility Record Date or the Supplemental Eligibility Record Date, will be excluded from participating in the liquidation account of Converted Bank. To the best of the knowledge of the management of Bank there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of the depositors in Bank to withdraw their deposits following the Conversion. Deposits withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

              3.       Holding Company and Converted Bank each have no plan or intention to redeem or otherwise acquire any of the Holding Company Conversion Stock to be issued in the proposed transaction.

              4.       Immediately following the consummation of the proposed transaction, Converted Bank will possess the same assets and liabilities as Bank held immediately prior to the proposed transaction plus substantially all of the net proceeds from the sale of its stock to Holding Company, except for assets used to pay expenses of the Conversion. The liabilities transferred to Converted Bank were incurred by Bank in the ordinary course of business.

              5.       No cash or property will be given to holders of Deposit Accounts in lieu of Subscription Rights or an interest in the liquidation account of Converted Bank.

              6.       Following the Conversion, Converted Bank will continue to engage in its business in substantially the same manner as Bank engaged in business prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

              7.       There is no plan or intention for Converted Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

              8.       The fair market value of each Deposit Account plus an interest in the liquidation account of Converted Bank will, in each instance, be approximately equal to the fair market value of each Deposit Account of Bank plus the interest in the residual equity of Bank surrendered in exchange therefor.

              9.       Bank, Converted Bank and Holding Company are each corporations within the meaning of Section 7701(a)(3) of the Code.

              10.     Holding Company has no plan or intention to sell or otherwise dispose of any of the stock of Converted Bank received by it in the proposed transaction.

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March 25, 2002

              11.     Both Converted Bank and Holding Company have no plan or intention to issue additional shares of common stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to employee benefit plans.

              12.     Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Bank immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Bank and any such expenses and distributions will be paid from the proceeds of the sale of Holding Company Conversion Stock.

              13.     All distributions to holders in their capacity as such (except for regular, normal interest payments made by Bank), will, in the aggregate, constitute less than 1% of the fair market value of the net assets of Bank.

              14.     At the time of the proposed transaction, the fair market value of the assets of Bank on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Bank will have a positive regulatory net worth at the time of the Conversion.

              15.     Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 of the Code applies.

              16.     Bank's Eligible Account Holders and Supplemental Eligible Account Holders will pay expenses of the Conversion solely attributable to them, if any.

              17.     The liabilities of Bank assumed by Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by Bank in the ordinary course of its business and are associated with the assets being transferred.

              18.     There will be no purchase price advantage for holders of Deposit Accounts who purchase Holding Company Conversion Stock.

              19.     None of Holding Company, Bank or Converted Bank is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

              20.     None of the compensation to be received by any Deposit Account holder-employees of Bank will be separate consideration for, or allocable to, any of their deposits in Bank.

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March 25, 2002

No interest in the liquidation account of Converted Bank will be received by any Deposit Account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each Deposit Account holder-employee, during the twelve-month period preceding or subsequent to the Conversion, will be for services actually rendered and will be commensurate with amounts paid to the third parties bargaining at arm's-length for similar services. No shares of Holding Company Conversion Stock will be issued to or purchased by any Deposit Account holder-employee at a discount or as compensation in the proposed transaction.

              21.     No creditors of Bank, or the depositors in their role as creditors, have taken any steps to enforce their claims against Bank by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the Members prior to the Conversion of Bank including depositors as the equity holders of Bank.

              22.     The proposed transaction does not involve the payment to Converted Bank or Bank of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.

              23.     On a per share basis, the purchase price of Holding Company Conversion Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

              24.     All shares of Holding Company Conversion Stock sold in the Conversion will be sold for the same price on a per share basis.

              25.     Bank has received or will receive prior to completion of the transaction an opinion from RP Financial, Inc. (the "Appraiser's Opinion"), which concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any value at the time of their distribution or exercise.

              26.     Bank will not have any net operating losses, capital loss carryovers or built-in losses at the time of the Conversion.

              All of the foregoing assumptions shall also be true and correct at the time of the Conversion as if remade anew at such time.

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March 25, 2002

OPINION

              Based solely on the assumptions set forth hereinabove and our analysis and examination of applicable federal income tax laws, rulings, regulations, judicial precedents and the Appraiser's Opinion, we are of the opinion that if the transaction is undertaken in accordance with the above assumptions:

              (1)        The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Bank nor Converted Bank will recognize any gain or loss as a result of the transaction (Rev. Rul. 80-105, 1980-1 C.B. 78). Bank and Converted Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

              (2)        Converted Bank will recognize no gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code).

              (3)        No gain or loss will be recognized by Holding Company upon the receipt of money for Holding Company Conversion Stock. (Section 1032(a) of the Code).

              (4)        The basis of Bank's assets in the hands of Converted Bank will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction. (Section 362(b) of the Code).

              (5)        Converted Bank's holding period of the assets of Bank will include the period during which such assets were held by Bank prior to the Conversion. (Section 1223(2) of the Code).

              (6)        Converted Bank, for purposes of Section 381 of the Code, will be treated as if there had been no reorganization. The tax attributes of Bank enumerated in Section 381(a) of the Code will be taken into account by Converted Bank as if there had been no reorganization. Accordingly, the tax year of Bank will not end on the effective date of the Conversion. The part of the tax year of Bank before the Conversion will be includible in the tax year of Converted Bank after the Conversion. Therefore, Bank will not have to file a federal income tax return for the portion of the tax year prior to the Conversion. (Rev. Rul. 57-276, 1957-1 C.B. 126).

              (7)        Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Converted Bank, Subscription Rights and/or interests in the liquidation account of Converted Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation account will have nominal, if any, fair market value. Since the Subscriptions Rights are acquired by recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Holding Company Conversion Stock at

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March 25, 2002

a price equal to its fair market value without any purchase price advantage over purchasers in the Direct Community Offering or Public Offering, we do not believe the Subscription Rights have any taxable value at the time of distribution or exercise. Moreover, we are not aware of the Internal Revenue Service asserting or claiming in any previously completed similar conversion transaction involving a thrift institution that Subscription Rights and/or interests in the liquidation account have any market value at the time of distribution or separately, in the case of Subscription Rights, at the time they are exercised. Based upon the foregoing, we conclude that it is more likely than not that: (a) no taxable income will be recognized by depositors, borrowers, directors, officers and employees of Bank upon the distribution to them of Subscription Rights or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Conversion Stock; and (b) no taxable income will be realized by Bank, Converted Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Bank to purchase shares of Holding Company Conversion Stock.

                         Notwithstanding the foregoing, if the Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Converted Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code). In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

              (8)        The creation of the liquidation account on the records of Converted Bank will have no effect on Bank's or Converted Bank's taxable income, deductions, or tax bad debt reserve.

              (9)        A depositor's basis in his Deposit Account(s) of Converted Bank will be the same as the basis of his Deposit Account(s) in Bank. (Section 1012 of the Code). The basis of the Subscription Rights will be zero unless they have a taxable value. The basis of the interest in the liquidation account of Converted Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, i.e., the fair market value of the proprietary interest in Bank, which in this transaction we assume to be zero.

              (10)      The basis of Holding Company Conversion Stock to its shareholders will be the purchase price thereof. (Section 1012 of the Code).

              (11)      A shareholder's holding period for Holding Company Conversion Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. (Section 1223(6) of the Code.) The holding period for the Holding Company Conversion Stock purchased pursuant to the Direct Community Offering, Public Offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

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              (12)      Regardless of any book entries that are made for the establishment of the liquidation account, the reorganization will not diminish the accumulated earnings and profits of Bank available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code. Section 1.312-11(b) and (c) of the Income Tax Regulations. Converted Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of Bank as of the date of Conversion.

              The above opinions are effective to the extent that Bank is solvent. No opinion is expressed about the tax treatment of the transaction if Bank is insolvent. Whether or not Bank is solvent will be determined at the end of the taxable year in which the transaction is consummated.

              No opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

Respectfully submitted, SILVER, FREEDMAN & TAFF, L.L.P. /s/ Barry P. Taff

End.